EXHIBIT 99.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COVENTRY HEALTH CARE, INC.,

COVENTRY MERGER SUB INC.

and

FIRST HEALTH GROUP CORP.

Dated as of October 13, 2004

i

ii

iii

AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER, dated as of October 13, 2004 (this “Agreement”), by and among Coventry Health Care, Inc., a Delaware corporation (“Parent”), Coventry Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and First Health Group Corp., a Delaware corporation (the “Company”).

RECITALS

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of the Company with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders; and

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.
The Merger

          Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

          Section 1.2 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or at such later date and time as Parent and the Company shall agree and specify in the Certificate of Merger, such specified date and time, being the “Effective Time”).

          Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the

Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 1.4 Certificate of Incorporation; By-laws. At the Effective Time, Merger Sub’s Certificate of Incorporation (the “Merger Sub Certificate”) and By-laws (the “Merger Sub By-laws”) shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

Article 2.
Conversion of Securities; Exchange of Certificates

          Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

               Section 2.1.1 Conversion of Company Common Stock. Each share of common stock, par value $.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2 and Dissenting Shares) shall be converted, subject to this Section 2.1.1 and Section 2.2.5, into the right to receive: (A) 0.1791 shares (the “Exchange Ratio”) of common stock, par value $.01 per share (“Parent Common Stock”), of Parent (the “Stock Consideration”); and (B) $9.375 in cash (the “Cash Consideration”; and, together with the Stock Consideration, as the same may be adjusted pursuant to the last sentence of this Section 2.1.1, the “Merger Consideration”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such share shall thereafter represent the right to receive the Merger Consideration therefor. No fractional share of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2.5 hereof. In the event that, at the time the Company is first able to mail the Proxy Statement to its stockholders (the “Mailing Date”), Parent shall reasonably determine, after consultation with outside counsel, that the number of shares of Parent Common Stock included in the Merger Consideration when aggregated with the number of shares of Parent Common Stock which will be subject to issuance with respect to Company Options pursuant to Section 2.5 (excluding those Company Options which have become subject to Consents) (the “Issuances”) will result in the Merger becoming subject to approval by the stockholders of Parent pursuant to Rule 312.03 of the New York Stock Exchange (the “Parent Approval Requirement”), then Parent may, upon two Business Days notice to the Company given within two Business Days after the Company notifies Parent of its intent to mail the Proxy Statement, adjust the Cash Consideration and the Stock Consideration as follows:

          (a) The Exchange Ratio may be reduced (pursuant to a resolution duly adopted by the Parent Board) to, and only to, such level that the Issuances no longer result in the Parent Approval Requirement applying to the Merger (Parent having so been advised by outside counsel), provided, that the Exchange Ratio shall not be adjusted to a level that would result in a failure of the conditions set forth in Sections 6.2.3 or 6.3.3; and

          (b) In such event, the Cash Consideration shall be increased to an amount such that the sum of (i) such adjusted Cash Consideration and (ii) the adjusted Exchange Ratio multiplied by $52.3365 equals $18.75.

               Section 2.1.2 Cancellation of Certain Company Common Stock. Each share of Company Common Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

               Section 2.1.3 Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

               Section 2.1.4 Change in Common Stock. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          Section 2.2 Exchange of Certificates.

               Section 2.2.1 Exchange Agent. Prior to the Effective Time, Parent shall designate Mellon Investor Services, LLC, or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), to act as agent for Parent for purposes of, among other things, mailing and receiving letters of transmittal, and distributing cash and certificates for Parent Common Stock to the Company’s stockholders.

               Section 2.2.2 Exchange Fund and Exchange Procedures. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2: (A) cash in U.S. dollars sufficient to pay the Cash Consideration, (B) certificates representing the Stock Consideration issuable pursuant to Section 2.1.1 in exchange for outstanding shares of Company Common Stock, and (C) from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.2.5 and any dividends and other distributions pursuant to Section 2.2.3 (such Cash Consideration and certificates representing the Stock Consideration, together with such additional cash consideration and such dividends or other distributions, being hereinafter referred to as the “Exchange Fund”). Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which represent outstanding shares of Company Common Stock (the “Certificates”) as of immediately prior to the Effective Time (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. On and following the Effective Time, upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and upon surrender of such other documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration or any other cash or other consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3, may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3.

               Section 2.2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the share of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2.5, unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of the Parent Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

               Section 2.2.4 Further Rights in Company Common Stock. All Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock and dividends or other distributions, in each case, issued or paid in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

               Section 2.2.5 Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or other distributions with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of such fractional share interests, Parent shall pay to each holder of Company Common Stock as of immediately prior to the Effective Time an amount in cash equal to (A) the fractional share interest of Parent Common Stock to which such holder (after taking into account all shares of Company Common Stock held immediately prior to the Effective Time by such holder) would otherwise be entitled, multiplied by (B) the average of the closing sales prices of Parent Common Stock on the Exchange, as reported in The Wall Street Journal for the twenty (20) consecutive Business Days in which shares are traded on the Exchange in the period ending on the second Business Day immediately prior to the date of the Effective Time (the “Average Closing Price”). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent and Parent shall, or shall cause the Surviving Corporation to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms hereof.

               Section 2.2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2.3, in each case, without any interest thereon. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2.3 and all cash payable in lieu of fractional shares pursuant to Section 2.2.5) would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2.3 and all cash payable in lieu of fractional shares pursuant to Section 2.2.5 in respect thereof) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

               Section 2.2.7 No Liability. Neither Parent, the Company, Merger Sub nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

               Section 2.2.8 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent only in obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States of America or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent. Any losses resulting from such investments shall not in any way diminish Parent’s and Merger Sub’s obligation to pay the full amount of the Merger Consideration.

               Section 2.2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which such person is entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which such person is entitled pursuant to Section 2.2.3, in each case, without interest thereon.

               Section 2.2.10 Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent. If withholding is required from shares of Parent Common Stock, the Exchange Agent shall sell in the open market such shares of Parent Common Stock on behalf of the former holder of Company Common Stock as is necessary to satisfy such withholding obligation and shall pay such cash proceeds to the appropriate Taxing authority.

          Section 2.3 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a holder who shall not have voted to adopt this Agreement and has the right to demand and has properly demanded payment for and an appraisal of such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall be converted into the right to receive such consideration as may be due such holder pursuant to Section 262 of the DGCL unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to such payment or appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses any such right to appraisal, each such share of such holder shall no longer be considered a Dissenting Share and shall be deemed to have converted as of the Effective Time into the right to receive the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which such holder is entitled pursuant to Section 2.2.3, in each case, in accordance with Section 2.1. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing except to the extent required by applicable Law.

          Section 2.4 Stock Transfer Books. At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which such holder is entitled pursuant to Section 2.2.3.

          Section 2.5 Stock Options.

               Section 2.5.1 At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”) then outstanding, under any stock option plan of the Company, including the First Health Group Corp. 1995 Stock Option Plan, the First Health Group Corp. 1998 Stock Option Plan, the First Health Group Corp. 1998 Directors’ Stock Option Plan, the First Health Group Corp. 2000 Stock Option Plan, the First Health Group Corp. 2001 Stock Option Plan, and the First Amended and Restated First Health Group Corp. 2001 Directors’ Stock Option Plan, as amended, or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the Company Stock Option Plan and any agreements thereunder immediately prior to the Effective Time, except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by 0.3583 (the “Option Exchange Ratio”), rounded to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of each Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded to the nearest whole cent; provided, that the conversion of any Company Options which are incentive stock options within the meaning of Section 422 of the Code into options to purchase Parent Common Stock shall be made so as not to constitute a “modification” of such Company Options within the meaning of Section 424 of the Code. Continuous employment with the

Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Company Options after the Effective Time.

               Section 2.5.2 Promptly after the date hereof, the Company shall use its commercially reasonable efforts to solicit the consent of each holder (“Consents”) of Company Options outstanding to cancel his or her Company Options (whether or not then exercisable) effective as of the Effective Time, in exchange for a single lump sum cash payment equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option (whether or not then exercisable) immediately prior to the Effective Time and (ii) the greater of (A) the excess, if any, of $18.75 over the exercise price per share of such Company Option and (B) $1.25. The Company shall use its commercially reasonable efforts to obtain such Consents on or prior to the Mailing Date, but notwithstanding anything in this Agreement to the contrary, the failure to obtain any or all of such consents shall not result in a failure of a condition to Closing (including Section 6.2.2 hereof).

Article 3.
Representations and Warranties of the Company

          Except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), or as set forth in the Company SEC Filings, the Company hereby represents and warrants to Parent as follows:

          Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and each Company Subsidiary has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the subsidiaries of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) and the state of incorporation or organization of such Company Subsidiary and each jurisdiction in which such Company Subsidiary is qualified or licensed to do business. All the outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”) other than Liens created by federal or state securities laws, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except as set forth in the Company Disclosure Schedule, none of the Company or any Company Subsidiary holds an Equity Interest in any other person.

          Section 3.2 Certificate of Incorporation and By-laws. The copies of the Company’s Restated Certificate of Incorporation, as amended (the “Company Certificate”), and Restated By-laws, as amended (the “Company By-laws”), that are attached as Exhibit A to the Company Disclosure Schedule are complete and correct copies thereof as in effect on the date hereof. The Company has made available, or will make available to Parent upon request of Parent at the Company’s executive offices, complete and correct copies of the certificate of incorporation and by-laws (or comparable organizational documents) of each of the Company Subsidiaries, in each case as amended to the date of this Agreement, and the minute books of each Company Subsidiary. The Company has made available to Parent complete and correct copies of the minute books of the Company, provided that the minutes contained therein have been redacted to remove competitively sensitive pricing or other information and records of proceedings of the Company Board and any committee thereof with respect to the process (and alternatives thereto) that resulted in this Agreement.

          Section 3.3 Capitalization.

               Section 3.3.1 The authorized capital stock of the Company consists of 401,000,000 shares of capital stock, of which 400,000,000 are designated Company Common Stock and 1,000,000 are designated preferred stock, par value $1.00 per share (“Company Preferred Stock”). As of October 7, 2004, (A) 91,887,018 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) 45,403,000 shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, and (C) 10,955,376 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date. As of the date hereof, no shares of Company Preferred Stock are issued or outstanding.

               Section 3.3.2 The Company has delivered to Parent a correct and complete list, as of October 7, 2004, of all outstanding Company Stock Options, restricted stock awards and other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Option Plans or otherwise, the number of shares of Company Common Stock subject thereto, whether or not a stock option is an incentive stock option within the meaning of Section 422 of the Code, the expiration dates and the exercise prices thereof, in each case broken down as to each plan, agreement or other arrangement and as to each individual holder. As of October 7, 2004, except for (A) Company Options to purchase not more than 10,955,376 shares of Company Common Stock and (B) other arrangements and agreements set forth in the Company Disclosure Schedule, there are no options, warrants or other rights to acquire capital stock or other Equity Interests from the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests. Since October 7, 2004 through the date hereof, the Company has not issued any shares of its capital stock or other Equity Interests, or securities (other than Company Options issued in the ordinary course of business) convertible into or exchangeable for such capital stock or other Equity Interests, other than shares of capital stock reserved for issuance as provided in this Section 3.3, issuance of shares pursuant to Company Options, or as set forth in the Company Disclosure Schedule. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

               Section 3.3.3 Except as set forth in the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

          Section 3.4 Authority.

               Section 3.4.1 The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the Required Company Stockholders, to consummate the transactions contemplated by this Agreement to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby subject, with respect to the Merger, to the adoption of this Agreement by the Required Company Stockholders. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               Section 3.4.2 The Company Board, at a meeting duly called and held, has adopted resolutions (i) declaring that this Agreement and the Merger are advisable and in the best interests of the Company’s stockholders, (ii) approving and adopting this Agreement and the Merger, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement. Assuming the accuracy of the representation and warranty set forth in Section 4.17, the action of the Board of Directors of the Company (the “Company Board”) in approving this Agreement and the Merger is sufficient to render inapplicable to this Agreement and the Merger the restrictions on business combinations contained in Section 203 of the DGCL. To the knowledge of the Company after due inquiry, no other “fair price”, “merger moratorium”, “control share acquisition” or other anti-takeover or similar statute or regulation applies to this Agreement or the Merger.

          Section 3.5 No Conflict; Required Filings and Consents.

               Section 3.5.1 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (A) assuming the Required Company Stockholders adopt this Agreement, conflict with or violate any provision of the Company Certificate or Company By-laws or any equivalent organizational documents of any Company Subsidiary, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (C) except as set forth in the Company Disclosure Schedule, require any consent or approval under, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Company Permit, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, consents, approvals or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent the consummation of the Merger.

               Section 3.5.2 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing by the Company with or notification by the Company to, any Governmental Entity, except (A) as set forth in the Company Disclosure Schedule, (B) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the rules and regulations of the NASDAQ, the HSR Act, the Other Regulatory Approvals and the filing and recordation of the Certificate of Merger as required by the DGCL and (C) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent the consummation of the Merger.

          Section 3.6 Permits; Compliance With Law.

               Section 3.6.1 Except for Environmental Permits, which are covered by Section 3.14, each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or any Company Subsidiary is in conflict with, or in default or violation of (A) except for Laws with respect to matters covered by Sections 3.10, 3.11 and 3.14, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (B) except for Environmental Permits, which are covered by Section 3.14, any Company Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

               Section 3.6.2 Since December 31, 2001, except as set forth on the Company Disclosure Schedule, (i) neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any vendor or third party service provider, in each case, that is the counter-party to a contract set forth on Section 3.12.1.4 or Section 3.12.1.11 of the Company Disclosure Schedule (other than hospitals or other medical providers) acting on behalf of the Company or any of the Company Subsidiaries (collectively, the “Material Vendors”), has received any written notice from any Governmental Entity that alleges any material noncompliance (or that the Company or any of the Company Subsidiaries or any Material Vendor is under investigation or the subject of an inquiry by any such Governmental Entity for such alleged material noncompliance) with any applicable Law, except as would not be reasonably likely to result in a fine in excess of $250,000 or any criminal penalty, criminal fine or similar criminal liability, and (ii) neither the Company nor any of the Company Subsidiaries has entered into any agreement or settlement with any Governmental Entity with respect to its non-compliance with any applicable Law, except for such agreements or settlements that do not require payment of a fine in excess of $250,000 or would materially change the manner in which the Company or any Company Subsidiary presently operates its business.

               Section 3.6.3 Since December 31, 2001 and except as set forth on the Company Disclosure Schedule, the Company and each of the Company Subsidiaries has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith, except, in each case, where the failure to file such reports, schedules, statements, documents, filings, submissions, forms, registrations or other documents or to make such payments would not have a material and adverse effect on the Company or any of the Company Subsidiaries.

               Section 3.6.4 Except as described in the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, other than with respect to Company Benefit Plans, the Company and the Company Subsidiaries are not fiduciaries as such term is defined in Section 404 of ERISA, applicable Department of Labor regulations and relevant case law with respect to the provisions of any services to ERISA welfare plans and are not subject to Section 404 or 406 of ERISA.

          Section 3.7 SEC Filings; Financial Statements.

               Section 3.7.1 The Company has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes Oxley Act of 2002 (the “Sarbanes-Oxley Act”), from and after January 1, 2003 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of such amendment or supplement, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

               Section 3.7.2 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings, as amended or supplemented if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect).

               Section 3.7.3 Except as and to the extent set forth (A) on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2003 included in the Company’s annual report filed on Form 10-K for the year ended December 31, 2003, including the notes thereto, or (B) in the Company SEC Filings filed after December 31, 2003, none of the Company or any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (1) under this Agreement or incurred in connection with the transactions contemplated hereby or (2) incurred in the ordinary course of business since January 1, 2004 that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 3.8 Disclosure Documents.

               Section 3.8.1 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, that the Company is responsible for filing at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement or such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders’ Meeting, (D) if the Parent Approval Requirement applies, the time the Proxy Statement (or amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, and (E) if the Parent Approval Requirement applies, the time of the Parent Stockholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law.

               Section 3.8.2 None of the information supplied by the Company for use in the Proxy Statement, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders’ Meeting, (D) if the Parent Approval Requirement applies, the time the Proxy Statement (or amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, and (E) if the Parent Approval Requirement applies, the time of the Parent Stockholders’ Meeting, in each case, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by the Company for use in the Registration Statement, at (A) the time the Registration Statement is declared effective, and (B) the time of the Company Stockholders’ Meeting, in each case, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by the Company for use in any Other Filing, at the time such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.8.2 will not apply to statements or omissions included in the Proxy Statement, the Registration Statement or any Other Filings based upon information supplied to the Company by Parent or Merger Sub for use therein.

          Section 3.9 Absence of Certain Changes or Events. Since January 1, 2004, except as set forth in the Company Disclosure Schedule, or as specifically contemplated by, or as disclosed in, this Agreement, there has not been (A) any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or (B) any action taken by the Company or any Company Subsidiary during the period from January 1, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

          Section 3.10 Employee Benefit Plans.

               Section 3.10.1 The Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company), which are now, or were within the past 6 years, maintained, sponsored or contributed to by the Company, or under which the Company has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”).

          With respect to each Company Benefit Plan, the Company has delivered or made available to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the three most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the three most recent financial statements relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

               Section 3.10.2 Except as set forth on the Company Disclosure Schedule, each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. With respect to the Company Benefit Plans, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

               Section 3.10.3 Except as disclosed on the Company Disclosure Schedule: (A) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s knowledge no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) to the Company’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in a material liability to the Company, and (C) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

               Section 3.10.4 No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA. The Company has no liability under Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, and no condition exists that presents a risk to the Company of incurring or being subject (whether primarily, jointly or secondarily) to a liability thereunder.

               Section 3.10.5 All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) except to the extent the failure to make such contributions would not result in material liability to the Company.

               Section 3.10.6 Except as set forth on the Company Disclosure Schedule, there are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Benefit Plans, the assets of any of the trusts under the Company Benefit Plans or the sponsor or administrator of any of the Company Benefit Plans, or against any fiduciary of the Company Benefit Plans with respect to the operation of any of the Company Benefit Plans (other than routine benefit claims), nor does the Company have any knowledge of facts that could form the basis for any such action, claim or lawsuit.

               Section 3.10.7 Except as set forth on the Company Disclosure Schedule, none of the Company Benefit Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any dependent of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or applicable state law, and at the expense of the participant or the participant’s dependent. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

               Section 3.10.8 Except as set forth in Section 3.10 of the Company Disclosure Schedule or as otherwise specified in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the approval of the Required Company Stockholders or the Merger, will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Benefit Plan or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Benefit Plan. Except as set forth in Section 3.10 of the Company Disclosure Schedules, since January 1, 2004, the Company, including the Company Board, any committee thereof and any officer of the Company, has not taken any action to increase the compensation or benefits payable after the date hereof to any officer having the title of senior vice president or higher of the Company.

               Section 3.10.9 Neither the Company nor any of the Company Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or to modify any existing Company Benefit Plan, except as required by applicable Law or Tax qualification requirement and as set forth in Section 3.10 of the Company Disclosure Schedule.

          Section 3.11 Labor and Other Employment Matters.

               Section 3.11.1 Each of the Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement and no labor union has been certified to represent any employee or the Company or any Company Subsidiary, or has applied to represent or is attempting to organize so as to represent such employees.

               Section 3.11.2 Except as set forth in the Company Disclosure Schedule, there are no (A) severance or employment agreements with directors, officers or employees of or consultants to the Company or any Company Subsidiary; (B) severance programs or policies of the Company and each Company Subsidiary with or relating to its employees; or (C) plans, programs, agreements or other arrangements of the Company and each Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions.

          Section 3.12 Contracts.

               Section 3.12.1 Except for contracts filed in unredacted form as exhibits to the Company SEC Filings, Section 3.12 of the Company Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement, and the Company has made available to Parent correct and complete copies (including all material amendments, modifications, extensions or renewals, with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable Laws governing the sharing of information) of (collectively, the “Company Contracts”):

                    Section 3.12.1.1 any agreement and any amendment thereto required to be filed as an Exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K of the Securities Act;

                    Section 3.12.1.2 all contracts to which the Company or any Company Subsidiary is a party that contain a covenant restricting the ability of the Company or any of the Company Subsidiaries to compete in any business or with any person or in any geographic area;

                    Section 3.12.1.3 all contracts of the Company or any of the Company Subsidiaries with any affiliate of the Company (other than any of the Company Subsidiaries);

                    Section 3.12.1.4 any contract to which the Company or any of the Company Subsidiaries is a party which primarily relates to (A) the granting to the Company or any Company Subsidiary of license rights in or to any material Company Intellectual Property owned by a third party, or (B) the granting by the Company or any Company Subsidiary of license rights to a third party in or to any material Company Intellectual Property, in each of case (A) and (B) above, excluding “click-wrap” or “shrink-wrap” agreements, agreements contained in or pertaining to “off-the-shelf” Software, or the terms of use or service for any Web site;

                    Section 3.12.1.5 all joint venture, partnership or other similar agreements involving co-investment with a third party to which the Company or any of the Company Subsidiaries is a party;

                    Section 3.12.1.6 any contract with a Governmental Entity (other than ordinary course contracts with Governmental Entities as a customer) which imposes any material obligation or restriction on the Company or the Company Subsidiaries;

                    Section 3.12.1.7 all contracts pursuant to which any indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of the Company Subsidiaries of any indebtedness of any other person (other than the Company or any of the Company Subsidiaries) (except for such indebtedness or guarantees the aggregate principal amount of which does not exceed $500,000 on an annual basis and excluding trade payables arising in the ordinary course of business);

                    Section 3.12.1.8 contracts with hospitals and medical groups that, in the aggregate, represent an amount of claims repriced by the Company and the Company Subsidiaries of at least 50% of the total amount of projected 2004 claims repriced by the Company and the Company Subsidiaries to hospitals and medical groups;

                    Section 3.12.1.9 any customer contract (other than contracts with hospitals or other providers) that involves annual payments by the customer to the Company and the Company Subsidiaries of greater than $500,000;

                    Section 3.12.1.10 any contract with a vendor or supplier (other than contracts covered by Sections 3.12.1.4 or 3.12.1.8) that involves annual payments of greater than $500,000 by the Company and the Company Subsidiaries; and

                    Section 3.12.1.11 any contract with respect to any risk sharing or risk transfer arrangement or that provides for a retroactive premium or similar adjustment or withholding arrangement or any contract, agreement or policy for reinsurance.

          Section 3.12.2 Except as set forth in the Company Disclosure Schedule, each Company Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Company Contract and, to the Company’s knowledge, each other party to each Company Contract has in all material respects performed all obligations required to be performed by it to the date hereof under such Company Contract, except, in each case, as has not, individually or in the aggregate, resulted in a Company Material Adverse Effect.

          Section 3.12.3 (i) None of the Company or any of the Company Subsidiaries (x) has received written notice that it is, or has knowledge that any other party to any Company Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (y) since January 1, 2004 through the date hereof, has expressly waived any rights or benefits under any Company Contract, and (ii) to the knowledge of the Company, there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Company Contract, except in each case for violations, breaches, defaults or waivers covered by clauses (i) or (ii) above that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2004 through the date hereof, except as set forth on the Company Disclosure Schedule, no counterparty to any Company Contract scheduled in response to Section 3.12.1.9 (each, a “Customer”) has given written notice of any intention to cancel or otherwise terminate, prior to the end of the applicable contract term, such Company Contract, and, to the Company’s knowledge, no Customer intends to terminate such Company Contract or otherwise materially reduce its usage or purchase of the products or services provided by the Company or any Company Subsidiary.

          Section 3.12.4 Except as set forth in the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Company Contract.

          Section 3.13 Litigation. Except as set forth in the Company Disclosure Schedule, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is there any investigation pending, in each case, against the Company or any Company Subsidiary and none of the Company or any Company Subsidiary is subject to any outstanding judgment, order, writ, injunction, or decree, in each case, which has had or would, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent the consummation of the Merger.

          Section 3.14 Environmental Matters. Except as set forth in the Company Disclosure Schedule:

               Section 3.14.1 The Company and each Company Subsidiary is in material compliance with applicable Environmental Laws, and holds all Environmental Permits necessary to conduct their current operations and is in material compliance with their respective Environmental Permits. All such Environmental Permits are listed on the Company Disclosure Schedule.

               Section 3.14.2 None of the Company or any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law.

               Section 3.14.3 None of the Company or any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

               Section 3.14.4 The Company and the Company Subsidiaries do not have any material Environmental Liabilities and, to the knowledge of the Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to (i) any real property currently or formerly owned, operated or leased by the Company or the Company Subsidiaries or operations thereon or (ii) any person whose liability the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law would reasonably be expected to result in material Environmental Liabilities to the Company or any Company Subsidiary.

               Section 3.14.5 To the knowledge of the Company, with respect to any real property currently or formerly owned or leased, as the case may be, by the Company or the Company Subsidiaries, there have been no releases of Hazardous Materials that have or are reasonably likely to result in material Environmental Liabilities against the Company or the Company Subsidiaries.

               Section 3.14.6 As used in this Agreement, the term “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of the Company Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, including contractual, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

               Section 3.14.7 The Company has not placed, owned or operated any storage tanks, including without limitation, underground storage tanks, in, on or under any Real Property now or at any time owned, leased, used, controlled or operated by the Company (“Company Controlled Real Property”) and, except as set forth on the Company Disclosure Schedule, to the knowledge of the Company there are no facts or circumstances related to storage tanks, including, without limitation, underground storage tanks, located on, in or under any Company Controlled Real Property that would reasonably be expected to result in material Environmental Liabilities to the Company and the Company Subsidiaries.

               Section 3.14.8 Except as set forth on the Company Disclosure Schedule, the Company does not generate, and has not generated, hazardous waste (as such terms are defined under any Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.).

               Section 3.14.9 To the knowledge of the Company, no asbestos or mold is present in any of the improvements of the Real Property that could reasonably be expected to result in material Environmental Liabilities to the Company and the Company Subsidiaries.

               Section 3.14.10 The Company is not aware of any changes to its business as currently operated that would require material expenditures in order to comply with Environmental Laws.

               Section 3.14.11 The Company has provided Parent with complete copies of all environmental site assessments or audits in the Company’s possession, custody or control related to any Company Controlled Real Property.

          Section 3.15 Intellectual Property; Software.

               Section 3.15.1 As used herein: (i) “Intellectual Property” means all U.S. and foreign (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and other distinctive indicia of origin, together with goodwill, registrations and applications relating to the foregoing (“Trademarks”); (b) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom and like statutory rights (“Patents”); (c) registered and unregistered copyrights (including those in Software) and all registrations and applications to register the same (“Copyrights”); (d) confidential technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (“Trade Secrets”) and (e) databases and compilations, including any and all electronic data and electronic collections of data; (ii) “IP Licenses” means all contracts (excluding “click-wrap” or “shrink-wrap” agreements, agreements contained in or pertaining to “off-the-shelf” Software, or the terms of use or service for any Web site) pursuant to which the Company and the Company Subsidiaries have acquired rights in (including usage rights) or to any Intellectual Property, or licenses and agreements pursuant to which the Company and the Company Subsidiaries have licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; (iii) “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, all documentation, including user manuals and training materials, related to any of the foregoing; and (iv) “Company Intellectual Property” means the Intellectual Property and Software held for use or used in the business of the Company or the Company Subsidiaries as presently conducted.

               Section 3.15.2 Section 3.15 of the Company Disclosure Schedule sets forth, for the Intellectual Property owned by the Company and the Company Subsidiaries, a complete and accurate list of all U.S., state and foreign: (i) Patents issued or pending; (ii) Trademark registrations (including Internet domain name registrations) and applications for registration of Trademarks and material unregistered trademarks and service marks; and (iii) registered Copyrights.

               Section 3.15.3 Section 3.15 of the Company Disclosure Schedule lists all material IP Licenses.

               Section 3.15.4 Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company, or one of the Company Subsidiaries, owns or possesses all licenses or other legal rights to use, sell or license all material Company Intellectual Property, free and clear of all Liens, except for Permitted Liens.

               Section 3.15.5 All Trademark registrations and applications for registration, Patents issued or pending and Copyright registrations and applications for registration owned by the Company and the Company Subsidiaries are valid and subsisting, in full force and effect and have not lapsed, expired or been abandoned, and, to the knowledge of the Company, are not the subject of any opposition filed with the United States Patent and Trademark Office or any other intellectual property registry.

               Section 3.15.6 Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company Intellectual Property is sufficient for the conduct and the operation of the Company’s business as currently conducted and operated by the Company.

               Section 3.15.7 Except as set forth in Section 3.15 of the Company Disclosure Schedule or otherwise would not reasonably be expected to result in a Company Material Adverse Effect:

                    Section 3.15.7.1 to the knowledge of the Company, the conduct of the businesses of the Company and the Company Subsidiaries does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any third party;

                    Section 3.15.7.2 to the knowledge of the Company, no third party is infringing, misappropriating, diluting or violating any material Company Intellectual Property owned by the Company or any Company Subsidiary;

                    Section 3.15.7.3 no settlement agreements, consents, orders, forbearances to sue or similar obligations to which the Company or any Company Subsidiary is a party limit or restrict the Company’s or any Company Subsidiary’s rights in and to any Company Intellectual Property.

                    Section 3.15.7.4 the Company and the Company Subsidiaries have not licensed or sublicensed their rights in any Company Intellectual Property, or received or been granted any such rights (except pursuant to “click-wrap” or “shrink-wrap” agreements, agreements contained in or pertaining to “off-the-shelf” Software, or the terms of use or service for any Web site), other than pursuant to the IP Licenses;

                    Section 3.15.7.5 the Company and the Company Subsidiaries take commercially reasonable measures to protect the confidentiality of their Trade Secrets; and

                    Section 3.15.7.6 the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s and the Company Subsidiaries’ rights to own or use any of the Company Intellectual Property or obligate them to pay any material royalties or other amounts to any third party in excess of the amounts that would have been payable by them absent the consummation of these transactions.

                    Section 3.15.7.7 The Company and each of the Company Subsidiaries (i) discloses and, since January 1, 2003, has disclosed its personal data collection and use policy on its websites and (ii) complies and, since January 1, 2003, has complied in all material respects with such policy. Neither this Agreement nor the consummation of the transactions contemplated hereby will violate in any material respect any such personal data policy.

                    Section 3.15.7.8 The Company maintains possession over the Software and the documentation (including user guides) reasonably necessary to use the Software, and the Company maintains possession and control over the source code and/or such other documentation (including user guides and specifications) for all Software owned by the Company or any of the Company Subsidiaries (the “Proprietary Software”) and reasonably necessary to use, maintain and modify the Proprietary Software. The Proprietary Software and, to the knowledge of the Company, the Software included in the Company Intellectual Property which it or the Company Subsidiaries license or otherwise use (excluding Software under development or in testing) (i) functions properly in substantially all respects to achieve its intended purposes and (ii) except as would not reasonably be expected to have a Company Material Adverse Effect, is free of any computer instructions, devices or techniques that are designed to infect, disrupt, damage, disable or impair such Software or its processing environment (including other programs, equipment and data).

          Section 3.16 Taxes.

               Section 3.16.1 The Company and each of the Company Subsidiaries has timely filed with the appropriate Tax authority or other Governmental Entity all material Tax Returns required to be filed (taking into account any extension of time within which to file any such Tax Return), and all such filed Tax Returns are correct and complete in all material respects. The Company and the Company Subsidiaries have paid all Taxes that have become due, whether or not shown on any Tax Return, other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been taken.

               Section 3.16.2 Since the date of the financial statements in the most recent Company SEC Filings, neither the Company nor any Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

               Section 3.16.3 Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

               Section 3.16.4 Except as provided in the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any (A) “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law), or (B) amount that is not deductible under Section 162(m) of the Code. Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Neither Company nor any Company Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under United States Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               Section 3.16.5 Neither the Company nor any of the Company Subsidiaries has entered into or participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b) or any confidential corporate tax shelter within the meaning of Treasury Regulation Section 301.6111-2.

               Section 3.16.6 Except as set forth in the Company Disclosure Schedules, no audit or other administrative or court proceedings currently are pending or in progress with any Taxing authority with respect to any material Taxes or material Tax Returns of the Company or any of the Company Subsidiaries, and neither Company nor any of the Company Subsidiaries has received written notice of any proposed audit or administrative or court proceeding. Neither the Company nor any of the Company Subsidiaries has granted any waivers or extensions of time to assess any Taxes.

               Section 3.16.7 Except as set forth in the Company Disclosure Schedules, no written claim that could give rise to material Taxes has been made within the previous five years by a taxing authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation in that jurisdiction.

               Section 3.16.8 There no Liens for Taxes upon any property or other assets of the Company or any of the Company Subsidiaries, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings.

               Section 3.16.9 All Taxes required to be withheld, collected or deposited by or with respect to the Company and each Company Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax authority or other Governmental Entity.

          Section 3.17 Properties and Assets. Section 3.17 of the Company Disclosure Schedule sets forth the address of each parcel of all real property and all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixture or other material interest in real property held by or for the Company or the Company Subsidiaries (the “Leased Real Property”). Section 3.17 of the Company Disclosure Schedule sets forth all sublicenses, licenses and other grants by the Company or any of the Company Subsidiaries to any person of the right to use or occupy such Leased Real Property or any portion thereof involving, in any such case, payments of more than $100,000 annually. The Company and each of the Company Subsidiaries has such good and valid title to, or such valid rights by lease, license, other agreement or otherwise to use, all assets and properties (in each case, tangible and intangible) necessary to enable the Company and the Company Subsidiaries to conduct their business as currently conducted, except for Permitted Liens or other defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, would not reasonably be expected to materially interfere with its ability to conduct its business as presently conducted.

          Section 3.18 Certain Business Relationships With Affiliates. Since January 1, 2003 and prior to the date hereof, except as set forth on the Company Disclosure Schedule, no event has occurred, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, to which the Company or any of the Company Subsidiaries is to be a party, that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

          Section 3.19 Opinion of Financial Advisor. The Company Board has received the opinion of Citigroup Global Markets Inc. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to the holders of the Company Common Stock, a complete copy of which opinion will be made available to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

          Section 3.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Required Company Stockholders”) is necessary to adopt this Agreement. The affirmative vote of the Required Company Stockholders is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement, and to consummate the transactions contemplated hereby.

          Section 3.21 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Article 4.
Representations and Warranties of Parent and Merger Sub

          Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), or as set forth in the Parent SEC Filings, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

          Section 4.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          Section 4.2 Certificate of Incorporation and By-laws. The copies of Parent’s Certificate of Incorporation (the “Parent Certificate”), and By-laws (the “Parent By-laws”), that are attached as Exhibit A to the Parent Disclosure Schedule are complete and correct copies thereof as in effect on the date hereof. The copies of the Merger Sub Certificate and Merger Sub By-laws that are attached as Exhibit B to the Parent Disclosure Schedule are complete and correct copies thereof as in effect on the date hereof.

          Section 4.3 Capitalization. The authorized capital stock of the Parent consists of 207,000,000 shares of capital stock, of which 200,000,000 are designated Parent Common Stock and 7,000,000 are designated preferred stock, $.01 par value per share (“Parent Preferred Stock”). As of September 30, 2004, (A) 89,767,527 shares of Parent Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) 15,931,989 shares of Parent Common Stock were held in the treasury of Parent and (C) 6,686,735 shares of Parent Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding as of such date. As the date hereof, 6,000,000 shares of Parent Preferred Stock are designated as Series A Convertible Preferred Stock, par value $.01 per share, of which 4,709,545 have been issued, all of which have been converted to Parent Common Stock and are retired, canceled and are no longer outstanding. As of September 30, 2004, except for (A) Parent Options to purchase not more than 6,686,735 shares of Parent Common Stock, and (B) other arrangements and agreements set forth in the Parent Disclosure Schedule, there are no options, warrants or other rights to acquire capital stock or other Equity Interests from Parent, or securities convertible into or exchangeable for such capital stock or other Equity Interests. Since September 30, 2004 through the date hereof, Parent has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than shares of capital stock reserved for issuance as provided in this Section 4.3 or as set forth in the Parent Disclosure Schedule. All shares of Parent Common Stock subject to issuance upon exercise of the Parent Options, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be in violation of any preemptive rights.

          Section 4.4 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and, subject to the Parent Approval Requirement, if applicable, no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby subject, with respect to the Merger, to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the Parent Approval Requirement, if applicable. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          Section 4.5 No Conflict; Required Filings and Consents.

               Section 4.5.1 The execution and delivery of this Agreement does not, and the performance of this Agreement by Parent and Merger Sub will not, (A) conflict with or violate any provision of the Parent Certificate, the Parent By-laws, the Merger Sub Certificate or the Merger Sub By-laws, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.5.2 have been obtained and all filings and notifications described in Section 4.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (C) except as set forth in the Parent Disclosure Schedule, require any consent or approval under, result in any breach of, or any loss of or any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Parent Permit or other instrument or obligation to which Parent, Merger Sub or any Parent Subsidiary is party, except, as to clauses (B) and (C), respectively, for any such consents, approvals, conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) have a Parent Material Adverse Effect or (y) prevent the consummation of the Merger.

               Section 4.5.2 The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) under the Exchange Act, the Securities Act, any applicable Blue Sky Laws, the rules and regulations of the Exchange, the HSR Act, the Other Regulatory Approvals and filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Parent Material Adverse Effect or (y) prevent the consummation of the Merger.

          Section 4.6 Permits; Compliance with Laws. Each of Parent, Merger Sub and each Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Parent, Merger Sub and each Parent Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. None of Parent, Merger Sub or any Parent Subsidiary is in conflict with, or in default or violation of (1) any Law applicable to Parent, Merger Sub or any Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (2) any Parent Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          Section 4.7 SEC Filings; Financial Statements.

               Section 4.7.1 Parent has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act, from and after January 1, 2003 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of such amendment or supplement, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, together with the Sarbanes-Oxley Act, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

               Section 4.7.2 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings, as amended or supplemented if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect).

               Section 4.7.3 Except as and to the extent set forth (A) on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as of December 31, 2003 included in Parent’s annual report filed on Form 10-K for the year ended December 31, 2003, including the notes thereto, or (B) in the Parent SEC Filings filed after December 31, 2003, none of Parent or any consolidated Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (1) under this Agreement or incurred in connection with the transactions contemplated hereby or (2) incurred in the ordinary course of business since January 1, 2004 that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          Section 4.8 Disclosure Documents.

               Section 4.8.1 The Registration Statement, the Proxy Statement (if the Parent Approval Requirement applies) and any Other Filings, and any amendments or supplements thereto, that Parent is responsible for filing at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement or such Other Filings (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, and (C) the time of the Company Stockholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law.

               Section 4.8.2 None of the information supplied by Parent or Merger Sub for use in the Proxy Statement, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders’ Meeting, (D) if the Parent Approval Requirement applies, the time the Proxy Statement (or amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, and (E) if the Parent Approval Requirement applies, the time of the Parent Stockholders’ Meeting, in each case, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by Parent or Merger Sub for use in the Registration Statement, at (A) the time the Registration Statement is declared effective, and (B) the time of the Company Stockholders’ Meeting, in each case, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by Parent or Merger Sub for use in any Other Filing, at the time such Other Filing (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.8.2 will not apply to statements or omissions included into the Proxy Statement, the Registration Statement or any Other Filings based upon information supplied to Parent or Merger Sub by the Company for use therein.

          Section 4.9 Absence of Certain Changes or Events. Since January 1, 2004, except as set forth in the Parent Disclosure Schedule or as specifically contemplated by, or as disclosed in, this Agreement, Parent and each Parent Subsidiary has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or (B) any action taken by Parent or any Parent Subsidiary during the period from January 1, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

          Section 4.10 Litigation. Except as set forth in the Parent Disclosure Schedule, as of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, is there any investigation pending, in each case, against Parent or any Parent Subsidiary, and none of Parent or any Parent Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding, in each case, which has had or would, individually or in the aggregate, reasonably be expected to (x) have a Parent Material Adverse Effect or (y) prevent the consummation of the Merger.

          Section 4.11 Ownership of Merger Sub; No Prior Activities.

               Section 4.11.1 Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

               Section 4.11.2 All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other Equity Interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

               Section 4.11.3 Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

          Section 4.12 Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent is necessary to adopt this Agreement, or to consummate the transactions contemplated hereby; provided that if the Parent Approval Requirement applies, the affirmative vote of the holders of a majority of the votes cast at a meeting at which a majority of the outstanding shares of Parent Common Stock (the “Required Parent Stockholders”) are present and voting is necessary to authorize the issuance of Parent Common Stock pursuant to this Agreement.

          Section 4.13 Opinion of Financial Advisors. The Board of Directors of Parent (the “Parent Board”) has received the opinions of CIBC World Markets Corp. and Lehman Brothers Inc. (the “Parent Financial Advisors”) that, as of the date hereof, the Merger Consideration is fair from a financial point of view to Parent.

          Section 4.14 Brokers. No broker, finder or investment banker (other than the Parent Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

          Section 4.15 Financing. Parent has cash on hand or has furnished the Company with true and correct copies of commitment letters to provide, in the aggregate, monies sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses required to be paid by Parent or Merger Sub arising in connection therewith. As of the date hereof, there is no breach or default existing, or with notice or the passage of time may exist, under such commitment letters. Parent has no reason to believe that any of the conditions precedent to the draw-down of such amounts under such commitment letters will not be satisfied.

          Section 4.16 Tax Matters. Neither Parent nor any Parent Subsidiary or, to the knowledge of Parent, any of Parent’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          Section 4.17 Company Stock. Each of Parent and Merger Sub is not, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Each of Parent and Merger Sub does not own (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Article 5.
Covenants

          Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in the Company Disclosure Schedule, as specifically permitted by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of NASDAQ, unless Parent shall otherwise agree in writing (which shall not be unreasonably withheld or delayed), the Company will, and will cause each Company Subsidiary to, (A) conduct its operations in the ordinary and usual course of business substantially consistent with past practice and (B) use its commercially reasonable efforts to preserve substantially intact its business organization, its customer and provider relationships and its goodwill. Without limiting the foregoing, and as an extension thereof, except as set forth in the Company Disclosure Schedule, as specifically permitted by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the NASDAQ, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

               Section 5.1.1 amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

               Section 5.1.2 (A) issue or authorize the issuance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any Company Subsidiary, other than the issuance of Company Common Stock upon the exercise of Company Options outstanding on the date hereof in the ordinary course of business or (B) except as set forth on Section 5.1.2 of the Company Disclosure Schedule, sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of any property or assets of the Company or any Company Subsidiary with a fair market value in excess of $500,000 individually or $2,000,000 in the aggregate, except pursuant to existing contracts or commitments as in effect on the date hereof;

               Section 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

               Section 5.1.4 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

               Section 5.1.5 acquire any interest in, or substantially all of the assets of, any person (including, without limitation, by merger, consolidation, or acquisition of stock), other than acquisitions for consideration that is individually not in excess of $500,000 or, in the aggregate, not in excess of $2,000,000 for the Company and the Company Subsidiaries taken as a whole;

               Section 5.1.6 with respect to the Company’s 2004 fiscal year, make any capital expenditure that (A) involves the purchase of any real property or (B) is in excess of $500,000 individually, or $3,000,000 in the aggregate, except, in each case, for (x) as set forth on Section 5.1.6 of the Company Disclosure Schedule, (y) any capital expenditures that are budgeted for in the Company’s 2004 fiscal year capital expenditure plan (a correct and complete copy of which has been made available to Parent prior to the date of this Agreement), including any part of such capital expenditure plan that continues into the Company’s 2005 fiscal year, or (z) any capital expenditures in connection with customer contracts entered into in the ordinary course of business after the date hereof;

               Section 5.1.7 (A) repurchase or prepay any indebtedness for borrowed money, except as required by the terms of such indebtedness or for payments of amounts outstanding under the Company’s existing credit facility in the ordinary course of business, (B) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, except, in each case, for borrowings under the Company’s existing credit facility in the ordinary course of business, (C) make any loans or advances to employees other than for advances for ordinary course business expenses, or (D) make any loans, advances or capital contributions to, or investments in, any person other than the Company or any Company Subsidiary, in each of clauses (A), (B) and (D), in excess of $2,000,000 in the aggregate;

               Section 5.1.8 (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) (1) in excess of $500,000 individually, or $2,000,000 in the aggregate, or (2) imposing any material limitation on the future conduct of the business of the Company or the Company Subsidiaries, (B) waive or release any right of the Company or any of the Company Subsidiaries with a value in excess of $500,000 other than in the ordinary course of business consistent with past practice, or (C) settle any stockholder litigation against the Company or its directors relating to this Agreement or the Merger; except, in the case of clauses (A) and (B) hereof, for such payments, discharges, settlements, satisfactions, waivers or releases to the extent not in excess of any reserves with respect thereto on the Company’s books as of the date hereof;

               Section 5.1.9 enter into, modify, amend or terminate any Company Contract (or any contract that would otherwise be a Company Contract if effect on the date hereof) (A) other than in connection with a Superior Proposal (subject to Section 5.7 hereof), if the effect thereof would reasonably be expected to have a Company Material Adverse Effect or prevent the consummation of the Merger, (B) other than in connection with a Superior Proposal (subject to Section 5.7 hereof), that would result in the Company or any of the Company Subsidiaries incurring in excess of $500,000 in annual liability individually and that is not terminable by the Company without penalty with one year or less notice (excluding contracts or amendments entered into or made in the ordinary course of business with customers or providers of the Company or the Company Subsidiaries or any renewals of existing contracts in the ordinary course of business other than multiple year vendor contracts), (C) by which the Company or any of the Company Subsidiaries grants any license to material Company Intellectual Property except in the ordinary course of business consistent with past practice, or (D) that contains a covenant restricting the ability of the Company or any of Company Subsidiaries (or which, following the consummation of the Merger, could reasonably be expected to restrict the ability of Parent or any of its Subsidiaries, the Surviving Corporation and the Company Subsidiaries) to compete in any business or with any person or in any geographic area;

               Section 5.1.10 other than in connection with a Superior Proposal (subject to Section 5.7 hereof), enter into any contract which, if in effect as of the date hereof, would be required to be disclosed pursuant to Section 3.12.1 hereof (other than contracts already disclosed pursuant to Section 3.12.1) and that would also be required to be disclosed as an exception to the representation in Section 3.12.4 hereof;

               Section 5.1.11 except as required to comply with applicable Law, in the ordinary course of business consistent with past practice, pursuant to any Company Contract or any Company Benefit Plan in existence on the date hereof or as otherwise disclosed in Section 5.1.11 of the Company Disclosure Schedule, (A) increase in any manner the compensation or fringe benefits of, or pay any bonus (other than the bonus payments described in Sections 3.10 or 3.12 of the Company Disclosure Schedule) to, any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries, (B) pay to any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries any benefit not provided for under any contract or Company Benefit Plan other than the payment of cash compensation in the ordinary course of business consistent with past practice, (C) take any action to fund or in any other way secure the payment of compensation or benefits under any contract or Company Benefit Plan, (D) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any contract or Company Benefit Plan other than as required by the terms of this Agreement, (E) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined or (F) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Benefit Plan to increase the benefits thereunder, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries, other than required by applicable Law or Tax qualification requirement;

               Section 5.1.12 adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of the Company Subsidiaries;

               Section 5.1.13 fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

               Section 5.1.14 except as set forth on Section 5.1.14 of the Company Disclosure Schedules, make any material Tax election or settle or compromise any material Tax liability, or agree to an extension of a statute of limitations with respect to material Taxes;

               Section 5.1.15 change its fiscal year, make any change in financial, statutory or Tax accounting policies or procedures, or make any material change in any investment or actuarial policies and procedures, except as required by GAAP or by a Governmental Entity;

               Section 5.1.16 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

               Section 5.1.17 undertake, or agree to undertake, any business combination, acquisition or disposition that would result in a requirement to include financial statements for the acquired entity or assets in the Registration Statement; or

               Section 5.1.18 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

          Section 5.2 Conduct of Business by Parent Pending the Closing. Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in the Parent Disclosure Schedule, as specifically permitted by any other provision of this Agreement, or as required by applicable Law or the regulations or requirements of the Exchange, unless the Company shall otherwise agree in writing (which shall not be unreasonably withheld or delayed), Parent will, and will cause each Parent Subsidiary to, (A) conduct its operations in the ordinary and usual course of business and (B) use its reasonable best efforts to preserve substantially intact its business organization, its customer and provider relationships and its goodwill. Without limiting the foregoing, and as an extension thereof, except as set forth in the Parent Disclosure Schedule, as specifically permitted by any other provision of this Agreement, or as required by applicable Law or the regulations or requirements of the Exchange, Parent shall not, and shall not permit any Parent Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

               Section 5.2.1 amend or otherwise change the Parent Certificate or Parent By-laws or equivalent organizational documents;

               Section 5.2.2 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof), with respect to any of its capital stock (other than dividends paid by a Parent Subsidiary to Parent or any Parent Subsidiary);

               Section 5.2.3 change its fiscal year, or make any material change in financial accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

               Section 5.2.4 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

               Section 5.2.5 undertake, or agree to undertake, any business combination, acquisition or disposition that would result in a requirement to include financial statements for the acquired entity or assets in the Registration Statement; or

               Section 5.2.6 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

          Section 5.3 Cooperation; Notice of Certain Changes. The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Registration Statement, the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the Merger and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers. Each of the Company and Parent shall promptly notify the other party of any fact, event or circumstance known to it that would be reasonably likely to cause any condition set forth in Article VI to be unsatisfied on or prior to the Effective Time; provided, however that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

          Section 5.4 Registration Statement; Proxy Statement.

               Section 5.4.1 As promptly as practicable after the execution of this Agreement, the Company and, if required, Parent shall prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting and, if required, the Parent Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. In addition, each of the Company and Parent shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of the Company and Parent will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement, the Registration Statement and any Other Filings, and

to cause the Registration Statement to become effective as promptly as practicable. Prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of the Company and Parent shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement, the Registration Statement and any Other Filings. As promptly as practicable after the Registration Statement shall have become effective, the Company and, if required, Parent shall mail the Proxy Statement to its stockholders. Subject to Section 5.7 hereof, the Proxy Statement shall include the recommendation of the Company Board that adoption of this Agreement by the Company’s stockholders is advisable and that the Company Board has determined that the Merger is fair to and in the best interests of the Company’s stockholders (the “Company Recommendation”) and, if the Parent Approval Requirement applies, the recommendation of the Parent Board in favor of the Merger and the Issuance.

               Section 5.4.2 Subject to Section 5.7 hereof and other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 5.11 of this Agreement, no amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filings, nor any response to any comments or inquiry from the SEC, will be made by the Company or Parent without the approval of the other party, which approval shall not be unreasonably withheld or delayed. The Company and Parent each will advise the other promptly after it receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement, the Registration Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

               Section 5.4.3 Parent shall promptly inform the Company if, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Parent Subsidiary or Merger Sub, or any of their respective officers or directors, should be discovered by Parent and should be set forth in an amendment or a supplement to the Proxy Statement, the Registration Statement or any Other Filing. The Company shall promptly inform Parent if, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or any of their respective officers or directors, should be discovered by the Company and should be set forth in an amendment or a supplement to the Proxy Statement, the Registration Statement or any Other Filing.

     Section 5.5 Company Stockholders’ Meeting; Consent of Parent as Sole Stockholder of Merger Sub; Parent Stockholders’ Meeting.

               Section 5.5.1 The Company shall call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable for the purpose of voting upon the adoption of this Agreement, and the Company shall use its commercially reasonable efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Notwithstanding anything to the contrary in the preceding sentence, at any time prior to the Company Stockholders’ Meeting and subject to compliance with Section 5.7, the Company may adjourn or postpone the Company Stockholders’ Meeting for a period not to exceed twenty (20) Business Days in response to an Acquisition Proposal if the Company Board determines that there is a reasonable likelihood that such Acquisition Proposal could lead to a Superior Proposal, provided, however, that the Company may only adjourn or postpone the Company Stockholders’ Meeting one time. The Company shall not be required to hold the Company Stockholders’ Meeting if this Agreement is terminated before that meeting is held.

               Section 5.5.2 Parent, as sole stockholder of Merger Sub, shall prepare, execute and deliver to Merger Sub, a copy of which shall be provided to the Company, a written consent to adopt this Agreement within one (1) Business Day after the date hereof.

               Section 5.5.3 If the Parent Approval Requirement applies, Parent shall call and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) as promptly as practicable for the purpose of voting upon the issuance of shares of Parent Common Stock pursuant to this Agreement, and Parent shall use its commercially reasonable efforts to hold the Parent Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Parent shall not be required to hold the Parent Stockholders’ Meeting if this Agreement is terminated before that meeting is held.

          Section 5.6 Access to Information; Confidentiality.

               Section 5.6.1 Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party, and subject to applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (A) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”), upon reasonable prior notice to the Company, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or the Parent Representatives may reasonably request.

               Section 5.6.2 With respect to the information disclosed pursuant to this Agreement, Parent and Merger Sub shall comply with, and shall cause their Parent Representatives to comply with, all of Parent’s obligations under the Confidentiality Agreement previously executed by the Company and Parent (the “Confidentiality Agreement”).

          Section 5.7 Acquisition Proposals.

               Section 5.7.1 From and after the date of this Agreement, the Company agrees that it shall not, and shall not authorize or permit any Company Subsidiary or Company Representative to, directly or indirectly, take any action to (A) solicit, initiate or facilitate any

Acquisition Proposal, (B) participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an Acquisition Proposal, (C) withdraw or modify the Company Recommendation in a manner adverse to Parent, (D) other than the Merger, approve or recommend any Acquisition Proposal, or (E) enter into any letter of intent or agreement with respect to any Acquisition Proposal. The Company shall, and shall cause the Company Subsidiaries and instruct the Company Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Acquisition Proposal. Notwithstanding the first and second sentences of this Section 5.7.1, at any time prior to obtaining the adoption of this Agreement by the Required Company Stockholders, the Company shall be permitted to:

       (i) take and disclose to the Company’s stockholders a position with respect to any tender or exchange offer by a third party or amend or withdraw such a position in accordance with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act;

       (ii) if the Company has received an unsolicited Acquisition Proposal from a third party made after the date hereof and the Company Board determines in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal constitutes a Superior Proposal, change the Company Recommendation or enter into a definitive agreement with respect to such Superior Proposal (a “Company Adverse Recommendation Change”); provided, that the Company shall comply with Section 5.7.2 hereof prior to making a Company Adverse Recommendation Change;

       (iii) change the Company Recommendation if the Company Board determines in good faith (after consultation with outside counsel) that it is necessary to do so to comply with its fiduciary duties to the stockholders of the Company under applicable Law; or

       (iv) participate in any discussions or negotiations with, or provide any non-public information to, any person in response to an Acquisition Proposal by any such person, if the Company Board determines in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal; provided, that the Company shall have provided prior notice to Parent of such Acquisition Proposal pursuant to Section 5.7.3 and the Company shall only provide such non-public information pursuant to a confidentiality agreement not less restrictive of such person than the Confidentiality Agreement, provided that all such information (to the extent such information has not previously been provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time such information is provided or made available to such person, as the case may be.

               Section 5.7.2 If the Company Board determines to effect a Company Adverse Recommendation Change as provided in Section 5.7.1(ii), such Company Adverse Recommendation Change may only be made after the end of the third day following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising

Parent that the Company Board intends to make such Company Adverse Recommendation Change, which notice shall contain a copy of the Superior Proposal to which such Company Adverse Recommendation Change relates and the information required to be provided to Parent by Section 5.7.3 in connection with such Superior Proposal, together with copies of any written offer or proposal in respect of such Superior Proposal; provided, that any amendment to the material terms of such Superior Proposal after the initial Adverse Recommendation Notice shall require a new Adverse Recommendation Notice. In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise) in determining whether such third party Acquisition Proposal still constitutes a Superior Proposal.

               Section 5.7.3 The Company shall promptly advise Parent orally and in writing of any request for information, proposal or other inquiry that is, or is reasonably likely to result in, an Acquisition Proposal, the material terms and conditions of any such request, Acquisition Proposal or inquiry (including any changes to the material terms thereof) and the identity of the person making any such request, Acquisition Proposal or inquiry. Upon Parent’s request, the Company shall inform Parent of the general status of any such request, Acquisition Proposal or inquiry.

     Section 5.8 Appropriate Action; Consents; Filings.

               Section 5.8.1 Each of the Company and Parent shall use reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein, (C) make or cause to be made the applications or filings required to be made by Parent or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, the Other Regulatory Approvals or any other Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein, and to pay any fees due of it in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten Business Days after the date hereof, (D) comply at the earliest practicable date with any request under or with respect to the HSR Act, the Other Regulatory Approvals and any such other Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Merger and the other transactions contemplated by this Agreement and (E) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested in connection with, making (1) any filing under or with respect to the HSR Act, the Other Regulatory Approvals or any such other Laws, and (2) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. Each of the Company and Parent shall, and shall cause their respective Affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Merger or other transactions contemplated by this Agreement. Each of the Company and Parent shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

               Section 5.8.2 The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Contracts in connection with consummation of the Merger and seeking any such actions, consents, approvals or waivers. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.8.2, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

               Section 5.8.3 From the date of this Agreement until the Effective Time, each of Parent and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Parent or the Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (A) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Agreement or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit in any material respect the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

               Section 5.8.4 Each of the Company and Parent shall, and shall cause their respective controlled Affiliates to, use their reasonable best efforts to (A) cause the expiration of the notice periods under or with respect to the HSR Act, the Other Regulatory Approvals and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable after the execution of this Agreement and (B) resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Merger or other transactions contemplated by this Agreement. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement as violative of any Law, each of the Company and Parent shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent shall cooperate in good faith with all Governmental Entities and, subject to Section 5.10, undertake promptly any and all actions required to lawfully complete the Merger and the other transactions contemplated by this Agreement.

               Section 5.8.5 Each of the Company and the Company Subsidiaries will, and will cause each of its Representatives to, use its reasonable efforts, subject to applicable Laws, to cooperate with and assist Parent and Merger Sub in connection with planning the integration of the Company and the Company Subsidiaries and their respective employees with the business operations of Parent and its Subsidiaries.

               Section 5.8.6 Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, subject and consistent with the terms and conditions of this Agreement, including Section 5.2, complete unilateral control and supervision over its business operations.

     Section 5.9 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     Section 5.10 Reasonable Best Efforts. Notwithstanding the foregoing or anything else to the contrary in this Agreement, no covenant in this Agreement shall be deemed to require Parent to (A) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of the Company Subsidiaries, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their respective Affiliates may carry on business in any part of the world or (D) agree to any terms or conditions that would impose any obligations on Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of the

Company Subsidiaries, to maintain facilities, operations, places of business, employment levels, products or businesses, which, in the case of any of clauses (A) through (D), would have, or would be reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect or (ii) would, or would be reasonably likely to, materially impair the benefits sought to be derived by Parent from the transactions contemplated by this Agreement, including the Merger.

     Section 5.11 Public Announcements. Parent and the Company shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, any press release or other public statements (including presentations or communications required to be filed under Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act) with respect to the transactions contemplated by this Agreement, including the Merger. Parent and the Company shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or any listing agreement. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     Section 5.12 Stock Exchange Listing. Parent shall promptly prepare and submit to the Exchange, and any other applicable exchange, a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its best efforts to cause such shares to be approved for listing on the Exchange, subject to official notice of issuance, prior to the Effective Time.

     Section 5.13 Employee Benefit Matters.

               Section 5.13.1 With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (collectively, “Parent Benefit Plans”) in which any director, officer or employee of the Company or any Company Subsidiary (the “Company Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time, other than benefit accruals under a defined benefit pension plan. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act, any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) that are treated as dispositions under such rule and result from the Merger or other transactions contemplated by this Agreement by each individual who is identified on the Company Disclosure Schedules.

               Section 5.13.2 From and after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company or the Surviving Corporation, as applicable, to, honor, in accordance with their terms, all individual employment, severance and change of control agreements between the Company and any Company Employee including, without limitation, bonuses, incentives or deferred compensation in existence on the date hereof. Parent acknowledges that consummation of the Merger shall constitute a “Change of Control” as defined in such agreements.

               Section 5.13.3 From and after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company, the Surviving Corporation or the Company Benefit Plans to, provide or pay when due to the Company Employees all benefits and compensation pursuant to the Company Benefit Plans, programs and arrangements in effect on the date hereof earned or accrued through, and to which such individuals are entitled as of, the Effective Time (or such later time as such Company Benefit Plans as in effect at the Effective Time are terminated or canceled by the Surviving Corporation subject to compliance with this Section 5.13).

               Section 5.13.4 For a period of two years after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company or the Surviving Corporation, as applicable, to, either (i) maintain the compensation and benefits that are currently available to the Company Employees under the Company Benefit Plans or (ii) provide to the Company Employees compensation and benefits that are no less favorable in the aggregate to the compensation and benefits that are provided to similarly situated employees of the Parent.

               Section 5.13.5 As soon as practicable, but not later than five (5) Business Days after the Effective Time, Parent shall file a registration statement on Form S-8 under the Securities Act covering the shares of Parent Common Stock issuable pursuant to Company Options assumed by Parent at the Effective Time pursuant to Section 2.5.

               Section 5.13.6 Nothing in this Agreement shall require the continued employment of any person, and, except as expressly set forth in this Section 5.13, no provision of this Agreement shall prevent Parent or Surviving Corporation from amending or terminating any Company Benefit Plan.

     Section 5.14 Indemnification of Directors and Officers.

               Section 5.14.1 For not less than six years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers and employees of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company By-laws and indemnification agreements, if any, in existence on the date of this Agreement with any Covered Persons for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided that, to the extent then required by the DGCL, any person to whom expenses are advanced undertakes to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.14 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

               Section 5.14.2 The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons than are currently set forth in the Company Certificate and the Company By-laws. Any indemnification agreements with Covered Persons in existence on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without any further action, and shall survive the Merger and continue in full force and effect in accordance with their terms.

               Section 5.14.3 For six years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring on or before the Effective Time (“D&O Insurance”) that is no less favorable than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as reasonably practicable for such maximum amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.14.3, which policies provide such directors and officers with coverage for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in connection with the approval of this Agreement and the transactions contemplated hereby. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 5.14.3 shall not be terminated or modified in such a manner as to affect adversely any indemnitee to whom this Section 5.14.3 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.14.3 applies and their respective heirs, successors and assigns shall be express third-party beneficiaries of this Section 5.14.3).

               Section 5.14.4 In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.14.

     Section 5.15 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

     Section 5.16 Affiliate Letters. The Company shall, within ten (10) Business Days of the date hereof, deliver to Parent a list (reasonably satisfactory to counsel for Parent) setting forth the names of all persons who are expected to be, at the time of the Company Stockholders’ Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing the list. The Company shall use its commercially reasonable efforts to cause each person who is identified as an affiliate in the list furnished or supplemented pursuant to this Section 5.16 to execute a written agreement, as soon as practicable after the date hereof, in substantially the form of Exhibit 5.16-A hereto.

     Section 5.17 Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company will not release or permit the release of any person from, or waive or permit the waiver of, and the Company will use its reasonable efforts to enforce or cause to be enforced, any “standstill” or similar agreement to which any of the Company or any Company Subsidiary is a party, except that the Company shall be permitted to release or permit the release of such person from any standstill obligation if the Company Board takes such action in the course of exercising its rights under Section 5.7.

     Section 5.18 Letters of the Accountants.

               Section 5.18.1 The Company shall use its reasonable efforts to cause to be delivered to Parent a letter from the Company’s independent accountants dated a date on or prior to (but no more than two (2) business days prior to) the date on which the Registration Statement shall become effective addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement; provided that the failure of such a letter to be delivered by the Company’s independent accountants shall not result in a failure of a condition to Closing (including Section 6.2.2 hereof).

               Section 5.18.2 Parent shall use its reasonable efforts to cause to be delivered to the Company a letter from Parent’s independent accountants dated a date on or prior to (but no more than two (2) business days prior to) the date on which the Registration Statement shall become effective addressed to the Company and Parent, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement; provided that the failure of such a letter to be delivered by Parent’s independent accountants shall not result in a failure of a condition to Closing (including Section 6.3.2 hereof).

     Section 5.19 Consents. During the period from the date of this Agreement through the Effective Time, the Company will not release or permit the release of any person from, or waive or permit the waiver of, and the Company will use its reasonable best efforts to enforce or cause to be enforced, the Consents obtained on or before the date hereof from the persons identified on Schedule 5.19 of the Company Disclosure Schedule.

Article 6.

Closing Conditions

     Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

               Section 6.1.1 Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC.

               Section 6.1.2 Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholders, and, if required, the Required Parent Stockholders.

               Section 6.1.3 No Order. No federal or state court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that the condition in this Section 6.1.3 shall not be available to any party whose failure to fulfill its obligations pursuant to Sections 5.3 or 5.8 shall have been the cause of, or shall have resulted in, such order, decree, judgment, injunction or other ruling.

               Section 6.1.4 HSR Act. Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

               Section 6.1.5 Other Regulatory Approvals. Any consents, approvals or authorizations of the applicable Governmental Entity pursuant to the Laws set forth on Schedule 6.1.5 (the “Other Regulatory Approvals”) shall have been obtained.

               Section 6.1.6 Listing. The shares of Parent Common Stock issuable to the Company’s stockholders in the Merger shall have been approved for listing on the Exchange, subject to official notice of issuance.

     Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

               Section 6.2.1 Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 6.2.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct has not, individually or in the aggregate, had a Company Material Adverse Effect (without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties). Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect. The representations and warranties of the Company set forth in Sections 3.3.1 and 3.3.2 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

               Section 6.2.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; provided, however, that in the event of any failure to perform or comply with Sections 5.1 (the first sentence only) or 5.8.2, the condition in this Section 6.2.2 shall be deemed to be satisfied so long as the failure to perform or comply with such sections has not, individually or in the aggregate, had a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

               Section 6.2.3 Tax Opinion. Parent shall have received the opinion of Bass, Berry & Sims PLC, dated the date of the Effective Time, to the effect that the Merger should qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

               Section 6.2.4 No Litigation. There shall not be pending or threatened in writing (and not withdrawn) any suit, action or proceeding by any Governmental Entity against Parent, Merger Sub or the Company (i) challenging the acquisition by Parent or Merger Sub of any material portion of the shares of Company Common Stock or seeking to restrain or prohibit the Merger, (ii) seeking to (A) prohibit or limit the ownership or operation by the Company or any of the Company Subsidiaries or, after the Effective Time, by Parent or any of its Subsidiaries of any portion of any business or of any assets of the Company and the Company Subsidiaries or, after the Effective Time as a result of the Merger, of Parent or any of its Subsidiaries, or (B) compel the Company or any of the Company Subsidiaries or Parent or any of its Subsidiaries as a result of the Merger to divest or hold separate any portion of any business or of any assets of the Company and the Company Subsidiaries or Parent and its Subsidiaries, or (iii) seeking to obtain from the Company, Parent or Merger Sub any damages, which in the case of clauses (ii) and (iii) above, has had, or would be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect or a Company Material Adverse Effect; provided, that the foregoing condition shall be deemed to have been satisfied with respect to threatened litigation if no suit or action in respect of such threatened litigation shall have been filed or commenced within ten business days from such written threat.

     Section 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the following conditions:

               Section 6.3.1 Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) provided, however, that the condition in this Section 6.3.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct has not, individually or in the aggregate, had a Parent Material Adverse Effect (without regard to a materiality or Parent Material Adverse Effect qualifiers contained within such representations and warranties). The representations and warranties of Parent set forth in Section 4.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

               Section 6.3.2 Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

               Section 6.3.3 Tax Opinion. The Company shall have received the opinion of Latham & Watkins LLP, dated the date of the Effective Time, to the effect that the Merger should qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Article 7.

Termination, Amendment and Waiver

          Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

               Section 7.1.1 By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

               Section 7.1.2 By either the Company or Parent if the Merger shall not have been consummated prior to April 30, 2005; provided that such date shall be extended to July 31, 2005 in the event all conditions to effect the Merger other than those set forth in Sections 6.1.3 (No Order), 6.1.4 (HSR Act) and 6.1.5 (Other Regulatory Approvals) (the “Extension Conditions”) have been or are capable of being satisfied at the time of such extension; provided, further, that such date shall be extended for an additional ten (10) Business Days following the date of the Company Stockholders’ Meeting if the Company Stockholders’ Meeting is adjourned or postponed as permitted in the second sentence of Section 5.5.1 of this Agreement (such date, as it may be so extended, shall be referred to herein as the “Outside Date”); provided further that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to occur on or before such date;

               Section 7.1.3 By either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or precluding the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1.3 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, any such order, decree, ruling or other action, including, without limitation, such party’s obligation to use its reasonable best efforts to resist, resolve or lift, as applicable, any such order, decree, ruling or other action;

               Section 7.1.4 By either Parent or the Company if (A) the adoption of this Agreement by the Required Company Stockholders shall not have been obtained at the Company Stockholders’ Meeting (or at any adjournment or postponement thereof) by reason of the failure to obtain the required vote or (B) if the Parent Approval Requirement applies and the approval of the issuance of Parent Common Stock pursuant to this Agreement by the Required Company Stockholders shall not have been obtained at the Parent Stockholders’ Meeting (or at any adjournment or postponement thereof) by reason of the failure to obtain the required vote;

               Section 7.1.5 By Parent (A) on or prior to the earlier of (i) two (2) Business Days prior to the Company Stockholders’ Meeting or (ii) within thirty days of the date on which the Company Recommendation is withdrawn or modified, if, in either of the cases of clauses (i) or (ii), the Company Board shall have withdrawn or adversely modified the Company Recommendation as permitted by Section 5.7.1(iii), or (B) within thirty days of the date on which the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 5.7.1(ii);

               Section 7.1.6 By the Company, subject to the provisions of Section 5.7, if the Company Board determines to accept a Superior Proposal;

               Section 7.1.7 By Parent, if (A) any representation or warranty of the Company set forth in this Agreement shall have become untrue or the Company has breached any covenant or agreement of the Company set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied;

               Section 7.1.8 By the Company, if (A) any representation or warranty of Parent or Merger Sub set forth in this Agreement shall have become untrue or Parent or Merger Sub has breached any covenant or agreement of Parent or Merger Sub set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied; and

               Section 7.1.9 By Company, if both of the following conditions are satisfied:

     (i) the Average Closing Price on the date that is two Business Days prior to the Effective Time (the “Determination Date”) of shares of Parent Common Stock shall be less than $39.2524; and

     (ii) (A) the number obtained by dividing the Average Closing Price on the Determination Date by $52.3365 (such number being referred to herein as the “Parent Common Stock Ratio”) shall be less than (B) the number obtained by dividing the Average Index Price on the Determination Date by $974.08, and subtracting 0.15 from the quotient in this clause (B).

          If Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date hereof and the Determination Date, the prices for the common stock of Parent shall be appropriately adjusted for the purposes of applying Section 7.1.9.

          Section 7.2 Effect of Termination.

               Section 7.2.1 Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (A) with respect to Section 5.6, Section 5.11, this Section 7.2 and Article 8 and (B) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

               Section 7.2.2 Termination Fee. In the event that:

     (i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1.4(A) or by Parent pursuant to Section 7.1.7 due to a willful and intentional breach triggering termination and (A) after the date of this Agreement an Acquisition Proposal has been publicly announced and not withdrawn as of such termination hereof and (B) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, such Acquisition Proposal;

     (ii) this Agreement is terminated by Parent pursuant to Section 7.1.5(B); or

     (iii) this Agreement is terminated by the Company pursuant to Section 7.1.6,

          then the Company shall (A) in the case of a Termination Fee payable pursuant to clause (i) of this Section 7.2.2, upon the consummation of such Acquisition Proposal, (B) in the case of a Termination Fee payable pursuant to clause (ii) of this Section 7.2.2, on the date that is two (2) Business Days after such termination, or (C) in the case of a Termination Fee payable pursuant to clause (iii) of this Section 7.2.2, on the date of such termination, pay Parent a fee equal to $59,707,000 (the “Termination Fee”) by wire transfer of same-day funds. In the event that this Agreement is terminated by Parent pursuant to Section 7.1.5(A), then the Company shall, on the date that is two (2) Business Days after such termination, pay Parent a fee equal to $29,850,000 by wire transfer of same-day funds. In the case of a fee payable pursuant to clause this Section 7.2.2, the parties hereby agree that the such fee shall be the appropriate measure of liquidated damages, and shall be the total damages and the sole and exclusive remedy of Parent and Merger Sub, relating to the termination giving rise to the payment of such fee.

               Section 7.2.3 The Company acknowledges and agrees that the agreements contained in Section 7.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails promptly to pay the amount due pursuant to Section 7.2.2, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.

               Section 7.2.4 All Payments. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

          Section 7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company or Parent, no amendment may be made that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          Section 7.4 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (A) extend the time for the performance of any of the obligations or other acts of the other, (B) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of the Company, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article 8.
General Provisions

          Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          Section 8.2 Fees and Expenses. Subject to Section 7.2 of this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement and Registration Statement.

          Section 8.3 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Coventry Health Care, Inc.
6705 Rockledge Drive, Suite 900
Bethesda, Maryland 20817
Tel: 301.581.5709
Fax: 301.493.0855
Attention: Dale B. Wolf

with a mandated copy to:

Bass, Berry, & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
Tel: 615.742.6262
Fax: 615.742.2762
Attention: Bob F. Thompson

If to the Company, addressed to it at:

First Health Group Corp.
3200 Highland Avenue
Downers Grove, Illinois 60515
Fax: 630.719.0093
Attention: Edward L. Wristen, CEO

with mandated copies to:

First Health Group Corp.
3200 Highland Avenue
Downers Grove, Illinois 60515
Tel: 630.737.7545
Fax: 630.737.7518
Attention: General Counsel

and

Latham & Watkins LLP
233 South Wacker Drive, Suite 5800
Chicago, Illinois 60606
Tel: 312.876.7700
Fax: 312.993.9767
Attention: Mark D. Gerstein

          Section 8.4 Certain Definitions. For purposes of this Agreement, the term:

          “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;

          “Acquisition Proposal” means any bona fide offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Company Subsidiary representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) Equity Interests representing 20% or more of the voting power of the Company, (D) transaction in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger).

          “Average Index Price” shall mean the average of the closing sales prices of the HMO Index on the American Stock Exchange, as reported in the Wall Street Journal for the twenty (20) consecutive Business Days ending on the Determination Date.

          “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

          “Blue Sky Laws” means state securities or “blue sky” laws.

          “Business Day” shall mean any day other than a day on which the SEC shall be closed.

          “Company Material Adverse Effect” means any change, event or effect that is materially adverse to the assets, liabilities, business, financial condition, or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger or the transactions contemplated hereby; (B) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions affecting national or state managed care or health benefits services industries (including, without limitation, the group health, workers’ compensation, federal employee health benefits or state agency markets within such industries) (the “Industries”), or the U.S. economy or financial markets; (C) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented, (D) changes in Laws after the date hereof, or (E) changes in GAAP or regulatory accounting principles after the date hereof; provided that with respect to clauses (B) and (D), such change, effect, event, circumstance, occurrence or state of facts is not materially more adverse to the Company and the Company Subsidiaries than to other companies operating in the relevant Industry.

          “contracts” means any written agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, covenants not to compete, employment agreements, licenses, or other binding executory commitments to which any person is a party or to which any of the assets of a person are subject.

          “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

          “Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

          “Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

          “Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

          “Exchange” means the New York Stock Exchange.

          “Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          “GAAP” means generally accepted accounting principles as applied in the United States.

          “Governmental Entity” means any domestic or foreign governmental, administrative, judicial or regulatory authority.

          “group” is defined as in the Exchange Act, except where the context otherwise requires.

          “Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls or mold or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

          “HMO Index” means the Morgan Stanley Health Care Payor Index (HMO) as reported and adjusted on the American Stock Exchange.

          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          “IRS” means the United States Internal Revenue Service.

          “knowledge” will be deemed to be present when the matter in question was actually known to any officer of Parent or the Company, as the case may be.

          “Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

          “NASDAQ” means the Nasdaq National Market.

          “Other Filings” means all filings made by, or required to be made by, the Company, Parent or Merger Sub with the SEC other than the Proxy Statement and the Registration Statement.

          “Parent Material Adverse Effect” means any change, event or effect that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition, or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger or the transactions contemplated hereby; (B) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions affecting any of the industries as a whole in which Parent participates, or the U.S. economy or financial markets; (C) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which the Company has consented, (D) changes in Laws after the date hereof, or (E) changes in GAAP or regulatory accounting principles after the date hereof, provided that with respect to clauses (B) and (D), such change, effect, event, circumstance, occurrence or state of facts (i) does not specifically relate to (or have the effect of specifically relating to) to Parent and its Subsidiaries and (ii) is not materially more adverse to Parent and its Subsidiaries than to other companies operating in the relevant industry in which Parent and its Subsidiaries operate.

          “Permitted Liens” means (i) Liens imposed by law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’, construction and vendors’ liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings as to which the Company has, to the extent required by GAAP, set aside on its books adequate reserves; (ii) Liens for Taxes either not yet due and payable or which are being contested in good faith by appropriate legal or administrative proceedings and as to which the Company has, to the extent required by GAAP, set aside on its books adequate reserves; (iii) with respect to leasehold interests, Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee, none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or the value of such property for the purpose of such business; and (iv) any minor imperfection of title which does not have a material impact on the continued use and operation of the property to which such Lien applies.

          “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

          “SEC” means the U.S. Securities and Exchange Commission.

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          “Significant Subsidiary” means any Company Subsidiary that would constitute a “significant subsidiary” of such party within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC.

          “subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         “Superior Proposal” means an Acquisition Proposal made by a third party that, if consummated would result in such person (or its stockholders) owning, directly or indirectly, greater than 50% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the consolidated assets of the Company and the Company Subsidiaries, and which in the good faith judgment of the Company Board (after receipt of the advice of its financial advisors and outside legal counsel), would if consummated result in a transaction that is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement and which is reasonably likely to be completed, taking into account any financing and approval requirements and all other financial, legal, regulatory and other aspects of such proposal.

         “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

         “Tax Returns” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

         Section 8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Adverse Recommendation Notice”	Section 5.7.2

“Agreement”	Preamble

“Average Closing Price”	Section 2.2.5

“Cash Consideration”	Section 2.1.1

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.2.2

“COBRA”	Section 3.10.7

“Code”	Recitals

“Company”	Preamble

“Company Adverse Recommendation	Section 5.7.1(ii)
Change”

“Company Benefit Plan”	Section 3.10.1

“Company Board”	Section 3.4.2

“Company By-laws”	Section 3.2

“Company Certificate”	Section 3.2

“Company Common Stock”	Section 2.1.1

“Company Controlled Real Property”	Section 3.14.7

“Company Contracts”	Section 3.12.1

“Company Disclosure Schedule”	Article 3

“Company Employees”	Section 5.13.1

“Company Financial Advisor”	Section 3.19

“Company Intellectual Property”	Section 3.15.1

“Company Options”	Section 2.5.1

“Company Permits”	Section 3.6.1

“Company Preferred Stock”	Section 3.3.1

“Company Recommendation”	Section 5.4.1

“Company Representatives”	Section 5.6.1

“Company SEC Filings”	Section 3.7.1

“Company Stock Option Plans”	Section 2.5.1

“Company Stockholders’ Meeting”	Section 5.5.1

“Company Subsidiary”	Section 3.1

“Confidentiality Agreement”	Section 5.6.2

“Consents”	Section 2.5.2

“Copyrights”	Section 3.15.1

“Covered Person”	Section 5.14.1

“Customer”	Section 3.12.3

“Determination Date”	Section 7.1.9(i)

“D&O Insurance”	Section 5.14.3

“DGCL”	Recitals

“Dissenting Shares”	Section 2.3

“Effective Time”	Section 1.2

“Environmental Liabilities”	Section 3.14.6

“ERISA”	Section 3.10.1

“Exchange Agent”	Section 2.2.1

“Exchange Fund”	Section 2.2.2

“Exchange Ratio”	Section 2.1.1

“Extension Conditions”	Section 7.1.2

“Intellectual Property”	Section 3.15.1

“IP Licenses”	Section 3.15.1

“Issuances”	Section 2.1.1

“Leased Real Property”	Section 3.17

“Liens”	Section 3.1

“Mailing Date”	Section 2.1.1

“Material Vendors”	Section 3.6.2

“Merger”	Recitals

“Merger Consideration”	Section 2.1.1

“Merger Sub”	Preamble

“Merger Sub By-laws”	Section 1.4

“Merger Sub Certificate”	Section 1.4

“Multiemployer Plan”	Section 3.10.4

“Option Exchange Ratio”	Section 2.5.1

“Other Regulatory Approvals”	Section 6.1.5

“Outside Date”	Section 7.1.2

“Parent”	Preamble

“Parent Approval Requirement”	Section 2.1.1

“Parent Benefit Plans”	Section 5.13.1

“Parent Board”	Section 4.13

“Parent By-laws”	Section 4.2

“Parent Certificate”	Section 4.2

“Parent Common Stock”	Section 2.1.1

“Parent Common Stock Ratio”	Section 7.1.9(ii)

“Parent Disclosure Schedule”	Article 4

“Parent Financial Advisors”	Section 4.13

“Parent Options”	Section 4.3

“Parent Permit”	Section 4.6

“Parent Preferred Stock”	Section 4.3

“Parent Representatives”	Section 5.6.1

“Parent SEC Filings”	Section 4.7.1

“Parent Stockholders’ Meeting”	Section 5.5.3

“Parent Subsidiary”	Section 4.5.1

“Patents”	Section 3.15.1

“Proprietary Software”	Section 3.15.9

“Proxy Statement”	Section 5.4.1

“Registration Statement”	Section 5.4.1

“Required Company Stockholders”	Section 3.20

“Required Parent Stockholders”	Section 4.12

“Sarbanes-Oxley Act”	Section 3.7.1

“Software”	Section 3.15.1

“Stock Consideration”	Section 2.1.1

“Surviving Corporation”	Section 1.1

“Termination Fee”	Section 7.2.2

“Trademarks”	Section 3.15.1

“Trade Secrets”	Section 3.15.1

         Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         Section 8.8 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

         Section 8.9 Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment hereof shall be null and void.

         Section 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.13, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 8.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

         Section 8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

            Section 8.12.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to Laws that may be applicable under conflicts of laws principles.

            Section 8.12.2 Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            Section 8.12.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.3.

         Section 8.13 Disclosure. Each party hereto has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to the latter section of the Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed in the Disclosure Schedule to the person to which such disclosure is being made. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

         Section 8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         Section 8.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COVENTRY HEALTH CARE, INC.

By:	/s/ Drew Asher
Name: Drew Asher
Its: Vice President

COVENTRY MERGER SUB INC.

By:	/s/ Shirley R. Smith
Name: Shirley R. Smith
Its: Secretary

FIRST HEALTH GROUP CORP.

By:	/s/ Edward L. Wristen
	Name:	Edward L. Wristen
Its: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]